Exhibit 10.1

THIRD AMENDMENT TO

PREFERRED STOCK PURCHASE AGREEMENT

and

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT and FIRST AMENDMENT TO CREDIT AGREEMENT dated as of September 5, 2008 (collectively, the “Amendment”), is entered into by and between ELANDIA INTERNATIONAL INC., a Delaware corporation (the “Company”); and STANFORD INTERNATIONAL BANK LTD., an Antiguan banking corporation (the “Purchaser”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned to them in the PSPA (defined below).

RECITALS

WHEREAS, the Company and the Purchaser entered into that certain Preferred Stock Purchase Agreement, dated as of February 20, 2008 (the “Original Agreement”), whereby the Purchaser agreed to purchase and the Company agreed to sell, for an aggregate purchase price of $40,000,000, (i) 5,925,926 shares of shares of the Company’s Series B Preferred Stock, and (ii) Warrants to purchase an aggregate of 4,158,000 shares of the Common Stock, subject to adjustment as provided in the Warrants;

WHEREAS, the Company and the Purchaser entered into that certain First Amendment to Preferred Stock Purchase Agreement dated February 28, 2008 (the “First Amendment”) and that certain Second Amendment to Preferred Stock Purchase Agreement dated as of April 30, 2008 (the “Second Amendment” and together with the Original Agreement and First Amendment, collectively, the “PSPA”);

WHEREAS, as set forth in the Second Amendment, (i) the Purchaser purchased $4,201,725 worth of shares of Common Stock from certain stockholders (the “Selling Stockholders”) of the Company for the purchase price of $3.97 per share, on the terms and conditions set forth in those stock purchase agreements by and among the Purchaser, the Company and such Selling Stockholders (the “SPAs”) and (ii) the Company agreed to reduce the Purchaser’s purchase obligation under Section 1(d) of the PSPA on a dollar-for-dollar basis by the amount of the aggregate purchase price payable by Purchaser pursuant to the SPAs;

WHEREAS, the Company and the Purchaser desire to further amend and clarify the PSPA to, among other things, provide for the funding schedule pursuant to which Purchaser shall satisfy its remaining purchase obligations under Section 1(d) of the PSPA;

WHEREAS, the Company (as Borrower) and the Purchaser (as Lender) entered into that certain Credit Agreement, dated as of July 21, 2008 (the “Credit Agreement”), whereby the Purchaser committed to loan the Company up to $40,000,000 on the terms and conditions set forth in the Credit Agreement; and

WHEREAS, the Company and the Purchaser wish to amend and restate the funding schedule for the Loans (as defined in the Credit Agreement) as provided in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Amended and Restated Funding Schedule for Loans. Exhibit B to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto (the “Funding Schedule”).

2. Acknowledgment of Reduction of Purchase Obligation under Section 1(d). The Purchaser and the Company acknowledge that on April 30, 2008 and in connection with the closing of the transactions contemplated by the SPAs, the Purchaser’s purchase obligation under Section 1(d) of the PSPA was reduced from $20,000,000 to $15,798,275.

3. Funding Schedule for Section 1(d). The Purchaser and the Company acknowledge and agree that Purchaser shall satisfy its remaining purchase obligation under Section 1(d) of the PSPA through Purchaser’s purchase of shares of Series B Preferred Stock, and the payment of the purchase price to the Company, pursuant to the Funding Schedule. For the avoidance of doubt, all shares of Series B Preferred Stock purchased pursuant to Section 1(d) shall have a Stated Value of $6.75 per share and otherwise have all of the designations, rights and preferences set forth in the Series B Certificate of Designation. Furthermore, the last sentence of Section 1(d) of the Original Agreement is hereby deleted in its entirety with no further force and effect.

4. Issuance of Warrants under Section 1(d). Notwithstanding anything to the contrary set forth in Section 1(d) of the PSPA, (i) contemporaneously with the execution and delivery of this Amendment, the Company shall issue to Purchaser and its assignees, in accordance with the allocation attached hereto as Exhibit A, an aggregate amount of 1,643,000 Warrants, which Warrants shall be issued in the form attached as Exhibit A to the PSPA, and (ii) provided that the Company has issued such Warrants pursuant to the immediately preceding clause (i), the Company shall not have any further obligations to issue Warrants in connection with each subsequent closing pursuant to Section 1(d) of the PSPA.

5. Registration Rights. Contemporaneously with the execution and deliver of this Amendment, the Company and the Purchaser shall execute and deliver the Registration Rights Agreement attached hereto as Exhibit C.

6. Amended and Restated Series B Certificate of Designation. Promptly following the execution and deliver of this Amendment, the Company shall file the Amended and Restated Certificate of Designation for the Series B Preferred Stock attached hereto as Exhibit D.

7. Miscellaneous.

(a) Each of the PSPA and the Credit Agreement is reaffirmed and ratified in all respects, except as expressly provided herein.

(b) The Company’s representations and warranties contained in the PSPA are true and correct in all respects on and as of the date hereof, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case such representation or warranty is true and correct in all respects on and as of such earlier date. The Company has performed all covenants and agreements required to be performed pursuant to the PSPA in all respects on and as of the date hereof and as of the date hereof there exists no violation or default (or any event which with the giving of notice, or lapse of time or both, would result in a violation or become a default) under the PSPA.

(c) In the event of any conflict between the terms or provisions of this Amendment and the PSPA or the Credit Agreement, then this Amendment shall prevail in all respects. Otherwise, the provisions of the PSPA or Credit Agreement, as applicable, shall remain in full force and effect.

(d) The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Amendment, which may be reasonably required for the implementation of this Amendment and the transactions contemplated hereby.

(e) The Company shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Amendment and consummation of the transactions contemplated herein and the corporate proceedings of the Company in contemplation hereof. At the first funding set forth in the Funding Schedule, the Company shall reimburse the Purchaser for all of the Purchaser’s reasonable out-of-pocket expenses incurred in connection with the negotiation of performance of this Amendment, including without limitation reasonable fees and disbursements of counsel to the Purchaser.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

ELANDIA INTERNATIONAL INC.

By:	/s/ Pedro R. Pizarro
Name:	Pedro R. Pizarro
Title:	President & CEO

PURCHASER:

STANFORD INTERNATIONAL BANK LTD.

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer